Exhibit 8.1

[    ], 2011

BCD Semiconductor Manufacturing Limited

No. 1600, ZiXing Road

Shanghai ZiZhu Science-based Industrial Park

200241

People’s Republic of China

Ladies and Gentlemen:

We are acting as your U.S. federal tax counsel in connection with the Registration Statement on Form F-1, as amended, including the prospectus contained therein (together, the “Registration Statement”), filed by you with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed initial public offering of your American depositary shares representing ordinary shares, par value US$0.001 per share.

We have examined the Registration Statement. We have also examined and relied on as to the facts contained therein, originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of your officers and representatives, and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm to you that the discussion set forth under the heading “Taxation—United States Federal Income Taxation” in the Registration Statement, insofar as such statements describe United States federal income tax law and regulations or legal conclusions with respect thereto, constitutes our opinion as to the matters described therein in all material respects. As stated therein, we do not express any opinion with respect to your passive foreign investment company status for the current taxable year or your expectations with respect to passive foreign investment company status in future years.

We do not express any opinion herein concerning any law other than the United States federal income tax law.

We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and the reference to us under the heading “Taxation” in the Registration Statement. In giving this consent, we do not thereby admit that

BCD Semiconductor Manufacturing Limited

[    ], 2011

we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation